Exhibit 10.7

Execution Version

Novator Capital Sponsor Ltd.
20 North Audley Street
London W1K 6LX
United Kingdom

May 10, 2021

Aurora Acquisition Corp. 20 North Audley Street London W1K 6LX United Kingdom

Re:	Acquiror Private Placement Warrants and Acquiror Common Stock

Ladies and Gentlemen:

Reference is made to that certain Merger Agreement, dated as of the date hereof (as it may be amended, the "Merger Agreement"), by and among (i) Aurora Acquisition Corp., a Cayman Islands company ("Acquiror"), (ii) Aurora Merger Sub I, Inc., a Delaware corporation, and (iii) Better Holdco, Inc., a Delaware corporation (the "Company"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement.

In order to induce the Company and Acquiror to enter into the Merger Agreement, Acquiror's sponsor, Novator Capital Sponsor Ltd., a limited liability company validly existing under the laws of Cyprus ("Sponsor"), and Acquiror, have agreed to enter into this letter agreement (this "Agreement") relating to the Acquiror Private Placement Warrants and Acquiror Common Stock held by Sponsor.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Acquiror and Sponsor hereby agree as follows:

1.	Mandatory Redemption of Acquiror Private Placement Warrants. Notwithstanding anything to the contrary in the Warrant Agreement, dated March 3, 2021, between Acquiror and Continental Stock Transfer & Trust Company (the "Warrant Agreement"), Sponsor hereby agrees that Acquiror shall be entitled to exercise the redemption right contained within Section 6.1 of the Warrant Agreement, solely with respect to the Acquiror Private Placement Warrants held by Sponsor, pursuant to and subject to the terms of Section 6 of the Warrant Agreement, provided that Acquiror shall only be entitled to exercise such right if the VWAP for any twenty (20) Trading Days within a thirty (30)-Trading Day ending on the third Trading Day prior to the date on which Acquiror sends the notice of redemption to the Sponsor equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 of the Warrant Agreement).

2.	Forfeiture of Acquiror Private Placement Warrants. Sponsor shall forfeit upon the Closing fifty percent (50%) of the Acquiror Private Placement Warrants held by Sponsor as of the date of this Agreement. Notwithstanding anything to the contrary contained herein, no fraction of an Acquiror Private Placement Warrant will be forfeited by Sponsor by virtue of this Agreement, and the number of the Acquiror Private Placement Warrants to be so forfeited shall instead be rounded down to the nearest whole Acquiror Private Placement Warrants.

Acquiror acknowledges that such forfeiture is intended to facilitate Acquiror's customer acquisition efforts. In connection therewith, Acquiror shall, in a manner compliant with applicable securities laws and pursuant to an implementation plan to be mutually agreed with the Company, promptly after the Closing, use reasonable best efforts to make available for issuance a number of warrants equal to the number of forfeited Acquiror Private Placement Warrant, with economic terms equivalent to those of the Acquiror Common Warrants and other terms substantially similar to the Acquiror Common Warrants, to customers of the Company and its Subsidiaries.

3.	Locked-Up Promote.

a.	Twenty percent (20%) of the Domesticated Class A Common Stock that were issued to Sponsor in the Domestication in exchange for the Founder Shares or any shares into which such Domesticated Class A Common Stock are converted (such amount, as it may be reduced through expiration of the transfer restrictions set forth in this Section 3(a), the "Locked-Up Promote" and one-third (1/3) of such amount, prior to any such reduction, the "Locked-Up Tranche") shall not be Transferred, other than to a Permitted Transferee, except as set forth in the table below. Any shares that cease to be subject to the restrictions described below shall cease to be considered Locked Up Promote for all purposes under this Agreement and shall become freely Transferrable.

Amount Subject to Transfer Restriction	Expiration of Section 3(a) Transfer Restriction
One (1) Locked-Up Tranche	Date on which the VWAP for any twenty (20) Trading Days during any consecutive thirty (30) Trading Day period exceeds $12.50 per share
One (1) Locked-Up Tranche	Date on which the VWAP for any twenty (20) Trading Days during any consecutive thirty (30) Trading Day period exceeds $15.00 per share.
One (1) Locked-Up Tranche	Date on which the VWAP for any twenty (20) Trading Days during any consecutive thirty (30) Trading Day period exceeds $17.50 per share

b.	If within five (5) years following Closing, a transaction that constitutes a Change in Control Transaction is consummated, then (x) any then-remaining Locked-Up Promote shall cease to be subject to Section 3(a) and (y) if in such transaction the Surviving Corporation or its stockholders have the right to receive consideration implying a value per share Acquiror Class A Common Stock of:

(i) less than $12.50 per share, 100% of the then-remaining Locked-Up Promote shall be forfeited for no consideration and Sponsor shall not be entitled to any consideration in the Change in Control Transaction with respect to any portion of the Locked-Up Promote;

(ii) greater than or equal to $12.50 per share but less than $15.00 per share, then (x) one (1) of the Locked-Up Tranches shall receive the same consideration (including the ability to elect for any form of consideration) as all other shares of Acquiror Class A Common Stock in the Change in Control Transaction and (y) the then-remaining Locked-Up Promote shall be forfeited for no consideration;

(iii) greater than or equal to $15.00 but less than $17.50, then (x) two (2) of the Locked-Up Tranches shall receive the same consideration (including the ability to elect for any form of consideration) as all other shares of Acquiror Class A Common Stock in the Change in Control Transaction and (y) the then-remaining Locked Up Promote shall be forfeited for no consideration; and

(iv) greater than or equal to $17.50, then all of the Locked-Up Tranches shall receive the same consideration (including the ability to elect for any form of consideration) as all other shares of Acquiror Class A Common Stock in the Change in Control Transaction.

For avoidance of doubt, for purposes of calculating the number of shares constituting part of the Locked-Up Promote Tranche that is eligible to receive the same consideration (including the ability to elect for any form of consideration) as all other shares of Acquiror Class A Common Stock in the Change in Control Transaction, such number shall be reduced by the number of shares released from the transfer restrictions set forth in Section 3(a) as a result of the expiration of such restriction in accordance with such Section.

d.	The number of Domesticated Class A Common Stock that constitute the Locked Up Promote and the per share prices set forth in this Section 3 shall be equitably adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or other similar transactions.

4.       For purposes of this Agreement:

"Change in Control Transaction" shall mean the occurrence of (x) any consolidation or merger of Acquiror with or into any other corporation or other entity or person (whether or not Acquiror is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of Acquiror's voting power is transferred through a merger, consolidation, tender offer or similar transaction, or (y) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of Acquiror's voting power; provided, that for purposes of this clause (y), neither (i) Vishal Garg and his affiliates and associates being deemed to beneficially own greater than 50% of Acquiror’s voting power as a result of Transfers by third parties (including Transfers pursuant to which such third parties convert or otherwise exchange shares of Acquiror Class B Common Stock for shares of Acquiror Class A Common Stock) that occur independently of Vishal Garg and his affiliates and associates, nor (ii) any such Transfers by a third parties, shall be considered a Change in Control Transaction.

"Founder Shares" shall mean the 7,200,000 shares of the Acquiror Class B Common Stock held by the Sponsor (as reduced by any such forfeiture of such shares by the Sponsor if the over-allotment option of Barclays Capital Inc., as representative for the several underwriters of the initial public offering, was not exercised in full).

"Permitted Transferee" shall mean (a) to the Sponsor's officers or directors, any affiliates or family members of any of the Sponsor's officers or directors, any member(s) of the Sponsor, or any affiliates of such members and funds and accounts advised by such members or any limited partners of any such funds that are invested in the Sponsor; (b) in the case of an individual, by gift to a member of such individual's immediate family or to a trust, the beneficiary of which is a member of such individual's immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of the laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) to an entity that is an Affiliate of the holder; (e) by virtue of the laws of the State of Delaware, Acquiror's Certificate of Incorporation (as amended or amended and restated) or the Sponsor's limited liability company agreement upon dissolution of the Sponsor; or (f) in the event of Acquiror's liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of Acquiror's shareholders having the right to exchange their shares for cash, securities or other property; provided, however, that, in the case of clauses (a) through (f), these permitted transferees must enter into a written agreement with Acquiror agreeing to be bound by this Section 3 and Section 4.

"Reference Stock" shall mean the Acquiror Class A Common Stock or any other class of stock of Acquiror into which the Locked-Up Promote is Converted.

"Trading Day" shall mean a day on which the principal Trading Market is open for trading; provided, that in the event that the Common Stock is not listed or quoted for trading on a Trading Market on the date in question, then Trading Day shall mean a Business Day.

"Trading Market" shall mean any of the following markets or exchanges on which the Reference Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

"Transfer" shall mean any sale, offer to sell, contract or agreement to sell, hypothecate, pledge, grant any option to purchase or other disposition of or agreement to dispose of, directly or indirectly, any Locked Up Promote or any securities convertible into, or exercisable or exchangeable for Locked Up Promote.

"VWAP" shall mean for any date, the price determined by the first of the following clauses that applies: (a) if the Reference Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Reference Stock for such date (or the nearest preceding date) on the Trading Market on which the Reference Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) the volume weighted average price of the Reference Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Reference Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Reference Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Reference Stock so reported, or (d) in all other cases, the fair market value of a share of Reference Stock as determined by an independent appraiser selected in good faith by Acquiror and reasonably acceptable to the Sponsor, the fees and expenses of which shall be paid by Acquiror.

5.	Third Party Beneficiary. It is understood and agreed that the Company shall be a third party beneficiary of this Agreement. The prior written consent of the Company shall be required in order to amend or waive the terms and conditions set forth in this Agreement and the Company shall have the right to enforce this Agreement directly to the extent it may deem such enforcement necessary or advisable to protect its rights under this Agreement.

6.	Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement.

7.	Amendments and Assignments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided, however, that each of Acquiror and the Company may assign this Agreement or any of its rights, interests or obligations hereunder to any Person to whom it validly assigns its rights, interests or obligations under the Merger Agreement without the written consent of the other parties hereto. This Agreement shall be binding on the parties hereto and their respective successors and assigns.

8.	Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 11.3 of the Merger Agreement, with notices to Acquiror and the Company being sent to the addresses set forth therein, and with notices to Sponsor being sent to the addresses set forth on the first page of this Agreement (and with copies to the following (which shall not constitute notice)):

Baker McKenzie LLP
100 New Bridge Street
London EC4V 6JA
United Kingdom
Attention:	Adam Eastell, Michael F. DeFranco, Derek Liu
Email:	adam.eastell@bakermckenzie.com, michael.defranco@bakermckenzie.com, derek.liu@bakermckenzie.com

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Mitchell S. Eitel, Jared M. Fishman, Sarah P. Payne
Email: eitelm@sullcrom.com, fishmanj@sullcrom.com, paynes@sullcrom.com

9.	Termination. This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided that any such termination of this Agreement shall not relieve Sponsor of any liability due to a breach of any covenant prior to the date of such termination.

10.	Miscellaneous. This Agreement shall be governed, enforced, construed and interpreted in a manner consistent with the provisions of the Merger Agreement. The provisions set forth in Sections 11.13 (Severability), 11.14 (Jurisdiction; Waiver of Jury Trial) and 11.15 (Enforcement) of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply mutatis mutandis to, this Agreement as if all references to the "Agreement" in such sections were instead references to this Agreement.

{Remainder of Page Intentionally Left Blank; Signature page follows}

Please indicate your agreement to the foregoing by signing in the space provided below.

NOVATOR CAPITAL SPONSOR LIMITED

By:	/s/ Jan Rottiers
Name:	Jan Rottiers
Title:	Director

By:	/s/ Pericles Spyrou
Name:	Pericles Spyrou
Title:	Director

[Additional Signatures on Following pages]

Sponsor Warrant Letter Signature Page

Please indicate your agreement to the foregoing by signing in the space provided below.

Accepted and agreed, effective as of the date first set forth above:

AURORA ACQUISITION CORP.

By:	/s/ Arnaud Massenet
Name:	Arnaud Massenet
Title:	Chief Executive Officer

Sponsor Warrant Letter Signature Page